Exhibit 10.4

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (this “Amendment No. 2”) is entered into as of April 29, 2019 (the “Amendment Effective Date”), by and between Caesars Enterprise Services, LLC, with offices at 1 Caesars Palace Drive, Las Vegas, Nevada (together with its successors and assigns, the “Company”) and Eric Hession (“Executive”).
RECITALS
A.The Company and Executive entered into that certain Employment Agreement, dated and effective as of November 10, 2014 (the “Original Agreement”), as amended by that certain Amendment No. 1 to Employment Agreement, dated and effective March 8, 2017 (“Amendment No. 1”, together with the Original Agreement as amended by this Amendment No. 2, the or this “Agreement” (as the context requires)).
B.The Company and Executive now desire to amend the Agreement pursuant to and in accordance with the terms and conditions of this Amendment No. 2.
C.Any capitalized terms used in this Amendment No. 2 without definition have the meanings assigned to such terms in the Agreement.
NOW, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the parties agree that the foregoing recitals are true and correct, and are incorporated into this Amendment, and further agree as follows:
1.Amendments to Section 9 - Compensation Upon Termination. The parties intend for Executive to be entitled to receive the compensation set forth in Section 9(c) of the Original Agreement if the Term of Employment expires due to the Company’s issuance of a Notice of Non-Renewal, pursuant and subject to the terms, conditions and qualifications set forth in the Original Agreement. Further, the parties desire to eliminate certain mitigation obligations of Executive set forth in Section 9(d) of the Original Agreement.
(a)Specifically, the opening paragraph of Section 9(a) of the Original Agreement is deleted and replaced with the following:
“(a)    Termination for Cause or Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason:”
(b)Specifically, Section 9(c) of the Original Agreement is deleted and replaced with the following:
“(c)    Termination Without Cause, For Good Reason, Upon Expiration of the Term of Employment Due to Company’s Issuance of a Notice of Non-Renewal, or for Disability. In the event that Executive’s employment under this Agreement is terminated by the

Company without Cause under Section 7(d) of this Agreement, by Executive with Good Reason under Section 7(e) of this Agreement, upon expiration of the Term of Employment due to Company’s issuance of a Notice of Non-Renewal pursuant to Section 7(f) of this Agreement, or by the Company for Disability under Section 7(b) of this Agreement during the Term of Employment, the Company shall pay or provide to Executive the Accrued Obligations and, subject to Executive’s signing a separation agreement and release substantially similar to the version attached hereto as Exhibit B (subject to changes that may be necessary at the Date of Termination) (the “Release”) within twenty-one (21) days or forty-five (45) days, whichever period is applicable under the ADEA (as defined in Exhibit B) following the Date of Termination, and not revoking the Release within seven (7) days of signing it, the Company shall pay to Executive a severance amount equal to Executive’s monthly rate of Base Salary (i.e., 1/12 of Executive’s annual rate of Base Salary) for each of eighteen (18) months (the “Severance Period”) beginning the day after the Date of Termination with payments commencing after execution of the Release by Executive, but in no case sooner than expiration of the 7-day waiting period set forth in Section 10 of Exhibit B, in accordance with the Company’s regular payroll practices; provided, that, the Company may cease making the payments under this Section 9(c) (in addition to asserting any other rights it may have in law of equity) (i) if Executive is in breach of any of Executive’s obligations under Section 10 of this Agreement and Executive has failed to cure such breach, if curable, within ten (10) days following the Company’s notice to Executive of such breach; or (ii) if Executive is in breach of any of the terms of the Release. If applicable and to the extent permitted under each plan, Executive will be entitled to receive the benefits set forth on Exhibit C hereto during the Severance Period.”
(c)Specifically, Section 9(d) of the Original Agreement is deleted and replaced with the following
“(d)    Offset. To the extent permissible under Section 409A of the Internal Revenue Code of 1986, as amended, in the event of any termination of Executive’s employment under this Agreement, the Company is specifically authorized to offset against amounts due to Executive under this Agreement or otherwise on account of any claim that any of the Company or any of its Subsidiaries or Affiliates may have against Executive.”
2.No Other Amendments. All other terms, conditions and qualifications in the Agreement not specifically amended hereby remain in full force and effect.
3.Miscellaneous. Section 16 of the Original Agreement setting forth the various “Miscellaneous” provisions govern this Amendment No. 2 and is incorporated herein by this reference as if fully set forth. Notwithstanding the generality of the foregoing, the Original Agreement (including its exhibits), Amendment No. 1 and this Amendment No. 2 contain the entire agreement and understanding between the parties concerning the subject matter hereof, and supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto.
[Signatures appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the Amendment Effective Date.

Caesars Enterprise Services, LLC

By:    _/s/ Monica Digilio____________________
Name: Monica Digilio
Title:     EVP & Chief Human Resources Officer

Executive

_/s/ Eric Hession_______________________
Eric Hession

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